UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                              Santa Fe Energy Trust
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                Depositary Units
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    802013102
                                    ---------
                                 (CUSIP Number)

                                  July 13, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [ ] Rule 13d-1(b)

                                [X] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)

CUSIP NO. 802013102
          ---------
-------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      SoftVest, LP (75-2845692)
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [X ]
      (b) [  ]
-------------------------------------------------------------------------------
 3    SEC USE ONLY
-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION  DE
-------------------------------------------------------------------------------
              5    SOLE VOTING POWER  0
NUMBER OF     -----------------------------------------------------------------
DEPOSITARY UNITS
BENEFICIALLY  6    SHARED VOTING POWER  655,048 Depositary Units (of which
OWNED BY       454,437 Depositary Units are beneficially owned otherwise than as
EACH           a member of the reporting group).
REPORTING      -----------------------------------------------------------------
PERSON WITH   7    SOLE DISPOSITIVE POWER  0
               -----------------------------------------------------------------
              8    SHARED DISPOSITIVE POWER 655,048 Depositary Units (of which
               454,437 Depositary Units are beneficially owned otherwise than as a member of the reporting group).

-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
655,048 Depositary Units (of which 454,437 Depositary
Units are beneficially owned otherwise than as a member of the reporting group)

-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN DEPOSITARY
     UNITS
      (SEE INSTRUCTIONS)[   ]
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.40% (of which 7.21% are beneficially owned otherwise than as a member of the reporting group).
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
-------------------------------------------------------------------------------
PN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

CUSIP NO. 802013102
          ---------
-------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      SoftVest Management, LP (75-2845699)
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [X ]
      (b) [  ]
-------------------------------------------------------------------------------
 3    SEC USE ONLY
-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION  DE
-------------------------------------------------------------------------------
              5    SOLE VOTING POWER  0
NUMBER OF     -----------------------------------------------------------------
DEPOSITARY UNITS
BENEFICIALLY  6    SHARED VOTING POWER  655,048 Depositary Units (of which
OWNED BY       454,437 Depositary Units are beneficially owned otherwise than as
EACH           a member of the reporting group).
REPORTING      -----------------------------------------------------------------
PERSON WITH   7    SOLE DISPOSITIVE POWER  0
               -----------------------------------------------------------------
              8 SHARED DISPOSITIVE POWER 655,048
               Depositary Units (of which 454,437
               Depositary Units are beneficially owned
               otherwise than as a member of the
               reporting group).

-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  655,048 Depositary Units (of which 454,437 Depositary Units are beneficially owned otherwise than as a member of the reporting group).

-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN DEPOSITARY
     UNITS
      (SEE INSTRUCTIONS)[   ]
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.40% (of which 7.21% are beneficially owned otherwise
than as a member of the reporting group).
-------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
 -------------------------------------------------------------------------------
 PN
 -------------------------------------------------------------------------------

 -------------------------------------------------------------------------------

 -------------------------------------------------------------------------------

CUSIP NO. 802013102
          ---------
-------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Debeck, LLC (75-2845693)
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [X ]
      (b) [  ]
-------------------------------------------------------------------------------
 3    SEC USE ONLY
-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION  TX
              5    SOLE VOTING POWER  0
NUMBER OF     -----------------------------------------------------------------
DEPOSITARY UNITS
BENEFICIALLY  6    SHARED VOTING POWER  655,048 Depositary Units (of which
OWNED BY       454,437 Depositary Units are beneficially owned otherwise than as
EACH           a member of the reporting group).
REPORTING      -----------------------------------------------------------------
PERSON WITH   7    SOLE DISPOSITIVE POWER  0
               -----------------------------------------------------------------
              8 SHARED DISPOSITIVE POWER 655,048
               Depositary Units (of which 454,437
               Depositary Units are beneficially owned
               otherwise than as a member of the
               reporting group).

-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  655,048 Depositary Units (of which 454,437 Depositary Units are beneficially owned otherwise than as a member of the reporting group).

-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN DEPOSITARY
     UNITS
      (SEE INSTRUCTIONS)[   ]
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.40% (of which 7.21% are beneficially owned otherwise
than as a member of the reporting group).
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
-------------------------------------------------------------------------------
OO
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

CUSIP NO. 802013102
          ---------
-------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Eric L. Oliver
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [X ]
      (b) [  ]
-------------------------------------------------------------------------------
 3    SEC USE ONLY
-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION  U.S. Citizen
-------------------------------------------------------------------------------
              5    SOLE VOTING POWER  0
NUMBER OF     -----------------------------------------------------------------
DEPOSITARY UNITS
BENEFICIALLY  6    SHARED VOTING POWER  655,048 Depositary Units (of which
OWNED BY       574,837 Depositary Units are beneficially owned otherwise than as
EACH           a member of the reporting group).
REPORTING      -----------------------------------------------------------------
PERSON WITH   7    SOLE DISPOSITIVE POWER  0
               -----------------------------------------------------------------
              8 SHARED DISPOSITIVE POWER 655,048
               Depositary Units (of which 574,837
               Depositary Units are beneficially owned
               otherwise than as a member of the
               reporting group).

-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  655,048 Depositary Units (of which 574,837 Depositary Units are beneficially owned otherwise than as a member of the reporting group).

-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN DEPOSITARY
     UNITS
      (SEE INSTRUCTIONS)[   ]
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
10.40% (of which 9.13% are beneficially owned otherwise
than as a member of the reporting group).
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
-------------------------------------------------------------------------------
IN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

 CUSIP NO. 802013102
           ---------
 -------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

  Amen Minerals, LP (52-2385884)
 -------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
       (a) [X ]
       (b) [  ]
 -------------------------------------------------------------------------------
  3    SEC USE ONLY
 -------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION  DE
 -------------------------------------------------------------------------------
               5    SOLE VOTING POWER  0
 NUMBER OF     -----------------------------------------------------------------
 DEPOSITARY UNITS
 BENEFICIALLY  6    SHARED VOTING POWER  655,048 Depositary Units (of which
 OWNED BY       120,400 Depositary Units are beneficially owned otherwise than
 EACH           as a member of the reporting group).
 REPORTING      ----------------------------------------------------------------
 PERSON WITH   7    SOLE DISPOSITIVE POWER  0
                ----------------------------------------------------------------
               8 SHARED DISPOSITIVE POWER 655,048
                Depositary Units (of which 120,400
                Depositary Units are beneficially owned
                otherwise than as a member of the
                reporting group).

 -------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   655,048 Depositary Units (of which 120,400 Depositary Units are beneficially owned otherwise than as a member of the reporting group).

 -------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN DEPOSITARY
      UNITS
       (SEE INSTRUCTIONS)[   ]
 -------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.40% (of which 1.91% are beneficially owned otherwise than as a member of the reporting group).
 -------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
 -------------------------------------------------------------------------------
 CO
 -------------------------------------------------------------------------------

 -------------------------------------------------------------------------------

 -------------------------------------------------------------------------------

 -------------------------------------------------------------------------------

 -------------------------------------------------------------------------------

CUSIP NO. 802013102
          ---------
-------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

Amen Properties, Inc. (54-1831588)
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [X ]
      (b) [  ]
-------------------------------------------------------------------------------
 3    SEC USE ONLY
-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION  DE
-------------------------------------------------------------------------------
              5    SOLE VOTING POWER  0
NUMBER OF     -----------------------------------------------------------------
DEPOSITARY UNITS
BENEFICIALLY  6    SHARED VOTING POWER  655,048 Depositary Units (of which
OWNED BY       120,400 Depositary Units are beneficially owned otherwise than as
EACH           a member of the reporting group).
REPORTING      -----------------------------------------------------------------
PERSON WITH   7    SOLE DISPOSITIVE POWER  0
               -----------------------------------------------------------------
              8 SHARED DISPOSITIVE POWER 655,048 Depositary Units (of which
               120,400 Depositary Units are beneficially owned otherwise than as a member of the reporting group).

-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  655,048 Depositary Units (of which 120,400 Depositary Units are beneficially owned otherwise than as a member of the reporting group).

-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN DEPOSITARY
     UNITS
      (SEE INSTRUCTIONS)[   ]
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.40% (of which 1.91% are beneficially owned otherwise than as a member of the reporting group).
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
-------------------------------------------------------------------------------
CO
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

CUSIP NO. 802013102
          ---------
-------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Jon M. Morgan
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [X ]
      (b) [  ]
-------------------------------------------------------------------------------
 3    SEC USE ONLY
-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION  U.S. Citizen
-------------------------------------------------------------------------------
              5    SOLE VOTING POWER  0
NUMBER OF     -----------------------------------------------------------------
DEPOSITARY UNITS
BENEFICIALLY  6    SHARED VOTING POWER  655,048 Depositary Units (of which
OWNED BY       200,611 Depositary Units are beneficially owned otherwise than as
EACH           a member of the reporting group).
REPORTING      -----------------------------------------------------------------
PERSON WITH   7    SOLE DISPOSITIVE POWER  0
               -----------------------------------------------------------------
              8 SHARED DISPOSITIVE POWER 655,048 Depositary Units (of which
               200,611 Depositary Units are beneficially owned otherwise than as a member of the reporting group).

-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  655,048 Depositary Units (of which 200,611 Depositary Units are beneficially owned otherwise than as a member of the reporting group).

-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN DEPOSITARY
     UNITS
      (SEE INSTRUCTIONS)[   ]
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.40% (of which 3.18% are beneficially owned otherwise than as a member of the reporting group).
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
-------------------------------------------------------------------------------
IN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

Item 1

    (a)  Name of Issuer
Santa Fe Energy Trust

    (b)  Address of Issuer's Principal Executive Offices

         The Issuer's principal executive offices are located at 221 West Sixth Street Austin, Texas 78701 c/o The Bank of New York Trust Company, N.A., Trustee Global Corporate Trust.

Item 2

    (a) Name of Person Filing SoftVest, LP SoftVest Management, LP Debeck, LLC Eric L. Oliver Amen Properties, Inc. Amen Minerals, LP Jon M. Morgan


    (b) Address of Principal Business Office or, if none, Residence

SoftVest, LP
400 Pine Street
Suite 1010
Abilene, Texas 79601

SoftVest Management, LP
400 Pine Street
Suite 1010
Abilene, Texas 79601

Debeck, LLP
400 Pine Street
Suite 1010
Abilene, Texas 79601

Eric L. Oliver
400 Pine Street
Suite 1010
Abilene, Texas 79601

Amen Properties, Inc.
303 W. Wall Street
Suite 2300
Midland, Texas 79701

Amen Minerals, LP
303 W. Wall Street
Suite 2300
Midland, Texas 79701

Jon M. Morgan
303 W. Wall Street
Suite 2300
Midland, Texas 79701

    (c)  Citizenship
SoftVest, LP, is a Delaware limited partnership
SoftVest Management, LP, is a Delaware limited partnership
Debeck, LLC, is a Texas limited liability company
Eric L. Oliver is a U.S. Citizen
Amen Properties, Inc. is a Delaware corporation
Amen Minerals, LP is a Delaware limited partnership
Jon M. Morgan is a U.S. Citizen



d) Title of Class of Securities
Depositary Units

    (e)  CUSIP Number
802013102

Item 3. If this statement is filed pursuant to 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

      (a)       [ ] Broker or dealer registered under section 15 of the Act

      (b)       [ ] Bank as defined in section 3(a)(6) of the Act

      (c)       [ ] Insurance company as defined in section 3(a)(19) of the Act

      (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940

      (e)       [ ] An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E);

      (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

      (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

      (j)       [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:

Each member of the group is deemed to own all of the Depositary Units held by the members of the reporting group, 650,048 Depositary Units, by reason of membership in the group. All of the filing persons named in Item 2 above are members of the group because Eric L. Oliver and Jon M. Morgan are both controlling persons of Amen Properties, Inc., which is the sole general partner of Amen Minerals, LP, and because Eric L. Oliver is the controlling person of SoftVest, LP by virtue of his being the sole member of Debeck, LLC, which is in turn the sole general partner of SoftVest Management, LP, which is in turn the sole general partner of SoftVest, LP. In addition, Jon M. Morgan owns or controls Depositary Units individually and through the Jon Morgan Pension Plan and the Jon Morgan SEP Plan. Otherwise than as members of the reporting group, each member beneficially owns the following number of Depositary Units.

SoftVest, LP - 454,437
SoftVest Management, LP - 454,437 (by virtue of the 454,437 Depositary Units held by SoftVest, LP)
Debeck, LLC - 454,437 (by virtue of the 454,437 Depositary Units held by SoftVest, LP)
Eric L. Oliver - 574,837 (by virtue of the 454,437 Depositary Units held by SoftVest, LP and the 120,400 Depositary Units held by Amen Minerals, LP)
Amen Properties, Inc. - 120,400 (by virtue of the 120,400 Depositary Units held by Amen Minerals, LP)
Amen Minerals, LP - 120,400
Jon M. Morgan - 200,611 (by virtue of the 61,500 Depositary Units held individually, the 16,711 Depositary Units held in the Jon Morgan Pension Plan, the 2,000 Depositary Units held in the Jon Morgan SEP Plan, and the 120,400 Depositary Units held by Amen Minerals, LP).

Each member of the reporting group disclaims beneficial ownership of the Depositary Units not described above as owned by it. In addition, Mr. Oliver and Mr. Morgan disclaim beneficial ownership of the Depositary Units held by Amen Minerals, LP and beneficially owned by Amen Properties, Inc.

    (b) Percent of class:
Each member of the group is deemed to own 10.32% of the Depositary Units. Otherwise than as members of the reporting group, each member owns the following percentage of Depositary Units

SoftVest, LP - 7.21%
SoftVest Management, LP -7.21%
Debeck, LLC -7.21%
Eric L. Oliver - 9.13%
Amen Properties, Inc. - 1.91%
Amen Minerals, LP - 1.91%
Jon M. Morgan - 3.18%

        (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote


          (ii) Shared power to vote or to direct the vote
    See Items 6 of cover pages.

          (iii) Sole power to dispose or to direct the disposition of


          (iv) Shared power to dispose or to direct the disposition of See Items 8 of cover pages.

Item 5.  Ownership of Five Percent or Less of a Class.
Not applicable

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

SoftVest, LP is a limited partnership with limited partners who have the right to receive dividends from, or the proceeds from the sale of, all Depositary Units owned by SoftVest, LP otherwise than as a member of the reporting group.

Amen Minerals, LP is a limited partnership that is directly and indirectly a wholly owned subsidiary of Amen Properties, Inc. The subsidiary of Amen Properties, Inc., that is a limited partner of Amen Minerals, LP, has the right to receive dividends from, or the proceeds from the sale of, all Depositary Units owned by Amen Minerals, LP otherwise than as a member of the reporting group.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
Eric L. Oliver is the sole member Debeck, LLC. Debeck, LLC is the sole general partner of SoftVest Management, LP. SoftVest Management is the sole general partner of SoftVest, LP. Amen Properties, Inc., is the sole general partner of Amen Minerals, LP. Jon M. Morgan is sole the trustee and sole beneficiary of the Jon Morgan Pension Plan and the Jon Morgan SEP Plan.

Item 8. Identification and Classification of Members of the Group. The group consists of

SoftVest, LP
SoftVest Management, LP
Debeck, LLC
Eric L. Oliver
Amen Properties, Inc.
Amen Minerals, LP
Jon M. Morgan


Item 9.  Notice of Dissolution of a Group
Not applicable.

Item 10.  Certification


     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Dated:
      -----------------------------

                                      SOFTVEST, LP

                                      By:    SOFTVEST MANAGEMENT, LP,
                                             its general partner

                                             By:   DEBECK, LLC,
                                                   its general partner


                                             By:
                                                ------------------------------
                                                   Eric L. Oliver,
                                                   its sole member




                                      SOFTVEST MANAGEMENT, LP

                                      By:    DEBECK, LLC,
                                             its general partner


                                             By:
                                                ------------------------------
                                                   Eric L. Oliver,
                                                   its sole member




                                      DEBECK, LLC


                                      By: ------------------------------------
                                             Eric L. Oliver,
                                             its sole member





                                      Eric L. Oliver




                                      AMEN PROPERTIES, INC.


                                               By:
                                             Eric L. Oliver,
                                             Chairman of the Board



                                      AMEN MINERALS, LP

                                      By:    AMEN PROPERTIES, INC.
                                             its general partner


                                              By:
                                                 -----------------------------
                                                   Eric L. Oliver,
                                                   Chairman of the Board

                                      ----------------------------------------
                                      Jon M. Morgan



Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)